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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                (Amendment No. 2)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                     Bally Total Fitness Holding Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    05873K108
-------------------------------------------------------------------------------
                                 (CUSIP Number)





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---------------------                                      ---------------------
CUSIP No. 05873K108                 13G/A                    Page 2 of 10 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Highfields Capital Management LP
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER
                                       445,950
            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 -0-
            OWNED BY            ------------------------------------------------
              EACH              7.   SOLE DISPOSITIVE POWER
            REPORTING                  445,950
             PERSON             ------------------------------------------------
              WITH              8.   SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          445,950
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------


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---------------------                                      ---------------------
CUSIP No. 05873K108                 13G/A                    Page 3 of 10 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Highfields GP LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER
                                       445,950
            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 -0-
            OWNED BY            ------------------------------------------------
              EACH              7.   SOLE DISPOSITIVE POWER
            REPORTING                  445,950
             PERSON             ------------------------------------------------
              WITH              8.   SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          445,950
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------

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---------------------                                      ---------------------
CUSIP No. 05873K108                 13G/A                    Page 4 of 10 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jonathon S. Jacobson
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER
                                       445,950
            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 -0-
            OWNED BY            ------------------------------------------------
              EACH              7.   SOLE DISPOSITIVE POWER
            REPORTING                  445,950
             PERSON             ------------------------------------------------
              WITH              8.   SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          445,950
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------


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---------------------                                      ---------------------
CUSIP No. 05873K108                 13G/A                    Page 5 of 10 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard L. Grubman
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER
                                       445,950
            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 -0-
            OWNED BY            ------------------------------------------------
              EACH              7.   SOLE DISPOSITIVE POWER
            REPORTING                  445,950
             PERSON             ------------------------------------------------
              WITH              8.   SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          445,950
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

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---------------------                                      ---------------------
CUSIP No. 05873K108                 13G/A                    Page 6 of 10 Pages
---------------------                                      ---------------------

Item 1(a).       Name of Issuer:

                 Bally Total Fitness Holding Corporation

Item 1(b).       Address of Issuer's Principal Executive Offices:

                 8700 West Bryn Mawr Avenue, Chicago, IL 60631

Item 2(a).       Name of Person Filing:

                 This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

                 (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

                 (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

                 (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

                 (iv)   Richard L. Grubman, a Managing Member of Highfields GP.

                 Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).       Address of Principal Business Office or, if None, Residence:

                 Address for Highfields Capital Management, Highfields
                 GP, Mr. Jacobson and Mr. Grubman:
                 c/o Highfields Capital Management LP, 200 Clarendon Street, Boston, Massachusetts 02116

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---------------------                                      ---------------------
CUSIP No. 05873K108                 13G/A                    Page 7 of 10 Pages
---------------------                                      ---------------------

Item 2(c).       Citizenship:

                 Highfields Capital Management - Delaware
                 Highfields GP - Delaware
                 Jonathon S. Jacobson - United States
                 Richard L. Grubman - United States

Item 2(d).       Title of Class of Securities:

                 Common Stock, par value $.01 per share

Item 2(e).       CUSIP Number:

                 05873K108

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                 (a)  [_]  Broker or dealer registered under Section 15 of the
                           Exchange Act.

                 (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

                 (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                 (d)  [_]  Investment company registered under Section 8 of the
                           Investment Company Act.

                 (e)  [_]  An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

                 (f)  [_]  An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

                 (g)  [_]  A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

                 (h)  [_]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                 (i)  [_]  A church plan that is excluded from the
                           definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



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---------------------                                      ---------------------
CUSIP No. 05873K108                 13G/A                    Page 8 of 10 Pages
---------------------                                      ---------------------

Item 4.          Ownership.

                 Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

                 For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

                 (a)      Amount beneficially owned:

                          445,950 shares of Common Stock

                 (b)      Percent of class:

                          1.5%

                 (c)      Number of shares as to which such person has:

                          (i)   Sole power to vote or to direct the vote 445,950

                          (ii)  Shared power to vote or to direct the vote --0--

                          (iii) Sole power to dispose or to direct the
                                disposition of 445,950

                          (iv) Shared power to dispose or to direct the disposition of --0--

Item 5.          Ownership of Five Percent or Less of a Class.

                 If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                 Not applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not applicable.

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---------------------                                      ---------------------
CUSIP No. 05873K108                 13G/A                    Page 9 of 10 Pages
---------------------                                      ---------------------

Item 9.          Notice of Dissolution of Group.

                 Not applicable.

Item 10.         Certification.

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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---------------------                                      ---------------------
CUSIP No. 05873K108                 13G/A                   Page 10 of 10 Pages
---------------------                                      ---------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     February 14, 2002
                                     -----------------
                                           Date

                                     HIGHFIELDS CAPITAL MANAGEMENT LP

                                     By:   Highfields GP LLC,
                                           its General Partner

                                     /s/ Kenneth H. Colburn
                                     -------------------------------------------
                                             Signature

                                     Kenneth H. Colburn, Authorized Signatory
                                     -------------------------------------------
                                             Name/Title

                                     HIGHFIELDS GP LLC

                                     /s/ Kenneth H. Colburn
                                     -------------------------------------------
                                             Signature

                                     Kenneth H. Colburn, Authorized Signatory
                                     -------------------------------------------
                                             Name/Title

                                     JONATHON S. JACOBSON

                                     /s/ Kenneth H. Colburn
                                     -------------------------------------------
                                             Signature

                                     Kenneth H. Colburn, Attorney-in-Fact
                                     -------------------------------------------
                                             Name/Title

                                     RICHARD L. GRUBMAN

                                     /s/ Kenneth H. Colburn
                                     -------------------------------------------
                                             Signature

                                     Kenneth H. Colburn, Attorney-in-Fact
                                     -------------------------------------------
                                             Name/Title